Exhibit 10.1

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of July 1, 2026, by and among Vaxart, Inc., a Delaware corporation (the “Company”), on the one hand, and Daniel P. Houle, a citizen of the United States, Mark Silverberg, DDS, MD, a citizen of the United States, Matthew M. Wallace, MD, a citizen of the United States, Patrice Raffy, a citizen of Switzerland, Q3 Nominees Pty Ltd., a company organized under the laws of Australia, and Marc Eustace Pereira, a citizen of Australia (collectively the “Stockholder Group”), on the other hand. The Company and the Stockholder Group are each herein referred to as a “party” and collectively, the “parties.” Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 15 of this Agreement.

WHEREAS, the Stockholder Group currently beneficially owns an aggregate of 1,515,343 shares of the Company’s common stock, $0.0001 par value (the “Common Stock”), representing approximately 0.6% of the outstanding shares of Common Stock;

WHEREAS, on February 20, 2026, the Stockholder Group submitted to the Company notice of its nomination of three candidates (as supplemented by a supplement to the notice dated June 3, 2026, the “Nomination Notice”) for election to the Board of Directors of the Company (the “Board”) at the Company’s 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”);

WHEREAS, on June 2, 2026, the Stockholder Group sent a letter to the Company demanding to inspect certain books, records and documents of the Company and to make copies and/or receive copies or extracts therefrom (the “Books and Records Demand”); and

WHEREAS, the Company and the Stockholder Group have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties (including each individual member of the Stockholder Group), intending to be legally bound hereby, agree as follows:

1. Withdrawal of Nomination Notice and Books and Records Demand. Effective automatically upon the execution of this Agreement, the Stockholder Group irrevocably withdraws, with this Agreement constituting sufficient and conclusive evidence of such withdrawals, the Nomination Notice, including the three director nominations therein and any rights claimed therein to submit replacement or additional nominations, and the Books and Records Demand. The Stockholder Group agrees that it shall cease all solicitation activities in respect of the 2026 Annual Meeting and not take any further action in connection with soliciting proxies for the 2026 Annual Meeting, including by ceasing all social media activity and commentary related to such proxy solicitation and the 2026 Annual Meeting.

2. Board Composition and Related Matters.

(a) The Company and the Stockholder Group shall, within sixty (60) to ninety (90) days from the conclusion of the 2026 Annual Meeting, cooperate in good faith to identify and agree upon a director candidate to be appointed to the Board (such person, upon his or her appointment, the “New Director”). The Stockholder Group may provide the Company with up to three (3) proposed candidates to become the New Director, and the Company may provide the Stockholder Group with up to three (3) proposed candidates to become the New Director. The Board and the Nominating and Governance Committee (the “NGC”) shall have the ability to interview the candidates identified by the Stockholder Group and shall use reasonable best efforts to conduct any such interviews within a reasonable period after the submission of such candidates. Except as otherwise agreed to between the Company and the Stockholder Group, Drs. Silverberg and Wallace shall have the ability to interview together the candidates identified by the Company, subject to reasonable availability of the candidates. Such interviews may be conducted by means of remote communication. The New Director will be selected from these respective lists based on the mutual agreement of the Company and the Stockholder Group, which discussions shall be conducted reasonably and in good faith. Following mutual agreement of the Company and the Stockholder Group upon a candidate to become the New Director, the Company shall take all necessary actions to increase the size of the Board, if needed, to accommodate the new appointment, and to appoint such New Director to the Board. To the extent the Company and the Stockholder Group cannot agree on the New Director, the Company and the Stockholder Group shall continue to follow the procedures of this Section 2(a) until a candidate mutually agreed upon between the Company and the Stockholder Group to be the New Director is appointed to the Board.

(b) Any candidate to become the New Director must (i) qualify as an “independent director” pursuant to Nasdaq Stock Market LLC (the “Nasdaq”) listing rules, (ii) have the relevant financial and business experience to serve as a director of the Company, (iii) satisfy the publicly disclosed guidelines and policies of the Company with respect to service on the Board, including the Company’s Certificate of Incorporation (as amended and restated and as may be further amended and restated from time to time, the “Charter”), Amended and Restated Bylaws (as may be amended and restated from time to time, the “Bylaws”), Board committee charters, and any similar documents applicable to directors (such guidelines, policies, and other documents as referenced in this clause (iii), collectively, the “Governance Documents”), (iv) not be a member of the Stockholder Group or a current or former principal, employee, agent, Affiliate, or Associate of any member of the Stockholder Group, and (v) submit to the Company (A) a fully completed copy of the Company’s directors’ and officers’ questionnaire and (B) consent to a customary background check in advance of any interviews with the Board and the NGC.

(c) As a condition to the New Director’s appointment to the Board, the New Director must (i) complete and submit all customary director onboarding documentation applicable to directors of the Company and (ii) have taken all necessary action to not be “overboarded” under the applicable policies of Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) as a result of his or her election to the Board.

(d) Concurrently with the appointment of the New Director to the Board, the New Director shall also be appointed to the NGC and shall be entitled to serve on the NGC at least until the 2027 Annual Meeting of Stockholders (the “2027 Annual Meeting”). Additional committee appointments for the New Director shall be determined by the Board in good faith, in accordance with the Board’s customary governance processes, and the Board shall give the New Director the same due consideration for committee membership as any other independent director with similar expertise and qualifications.

(e) If the New Director is unable or unwilling to serve as a director, resigns as a director, is removed as a director, or ceases to be a director for any other reason prior to the Termination Date, the Company and the Stockholder Group shall cooperate in good faith to identify and mutually agree (in the manner contemplated by (and subject to) Section 2(a)) upon another person (such individual, a “Replacement Director”), and the Board shall take such actions as are necessary to promptly appoint such Replacement Director to serve as a director of the Company for the remainder of the New Director’s term. Effective upon the appointment of the Replacement Director to the Board, such Replacement Director will be considered the New Director for all purposes of this Agreement.

(f) During the third quarter of fiscal 2026, the Company shall adopt (i) a policy providing that any incumbent director candidate for reelection to the Board in an uncontested election of directors who receives less than a majority of the votes cast in favor of his or her election shall tender to the Board a letter of resignation from his or her position as director, which resignation shall be contingent upon acceptance of such resignation by the Board, and which policy shall include and be subject to other terms and conditions customary in such policies, and (ii) stock ownership guidelines for directors providing that directors shall hold specified amounts of Company stock, subject to other terms and conditions customary in such policies.

(g) For the duration of this Agreement, the Company’s management agrees to meet with the Stockholder Group at least one time per fiscal quarter following the Company’s reporting of earnings for such quarter, subject to reasonable availability of the Stockholder Group and the Company’s management, to discuss financial and strategic matters based on public information and for the Company to hear and reasonably consider the perspectives of the Stockholder Group. The Stockholder Group may request the additional presence of up to two (2) directors (in addition to the Chief Executive Officer) at any such meeting, and up to two (2) directors will attend such meetings subject to reasonable availability.

(h) As soon as reasonably practicable following the conclusion of the 2026 Annual Meeting, the Board shall (i) determine and confirm the composition of the NGC and the Compensation Committee and select new committee chairs for each such committee (provided that the Company has not previously taken such actions prior to the 2026 Annual Meeting), (ii) form a Clinical and Regulatory Affairs Committee, for the purpose of overseeing the advancement of the Company’s clinical and regulatory objectives, which committee shall be chaired by director James B. Breitmeyer, and (iii) form a Stockholder Engagement Committee, for the purpose of overseeing the advancement of the Company’s relations with stockholders, which committee shall be chaired by the New Director until the Termination Date.

(i) Notwithstanding any other terms of this Section 2, the Company’s obligations pursuant to Sections 2(e) and 2(g) shall cease if the Stockholder Group’s Net Long Position falls below the lesser of 1,200,000 shares of Common Stock and 0.5% of outstanding shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and recapitalizations) (the “Requisite Threshold”). Upon the Company’s written request, the Stockholder Group shall provide the Company with written confirmation of its continued holding of a Net Long Position equal to or greater than the Requisite Threshold.

3. Voting Commitment. Until the Termination Date, the members of the Stockholder Group shall appear in person or by proxy at each Stockholder Meeting (including the 2026 Annual Meeting) and vote, or deliver consents or consent revocations with respect to, all of the shares of Common Stock, beneficially owned by each of them and over which each of them has voting power as of the applicable record date, in accordance with the Board’s recommendations with respect to all proposals submitted to stockholders at each such Stockholder Meeting, in each case as the Board’s recommendation is set forth in the applicable definitive proxy statement, consent solicitation statement or revocation solicitation statement filed with the SEC by the Company in respect of such Stockholder Meeting. Notwithstanding the foregoing, (i) in the event that ISS or Glass Lewis issues voting recommendations that differ from the voting recommendation of the Board with respect to any proposal submitted to the stockholders at any Stockholder Meeting (other than proposals to elect or remove directors), each member of the Stockholder Group shall be permitted to vote, or deliver consents or consent revocations with respect to, all or a portion of the Common Stock it beneficially owns and over which such member has voting power as of the applicable record date, respectively, at such Stockholder Meeting in accordance with the ISS or Glass Lewis recommendation for such proposal; and (ii) each member of the Stockholder Group shall be permitted to vote in its sole discretion on any Extraordinary Transaction. For the avoidance of doubt, if ISS and Glass Lewis are silent regarding any Company proposal, the members of the Stockholder Group shall vote in accordance with the Board’s recommendation.

4. Standstill Provisions. Prior to the Termination Date, without the prior written consent of the Board, the members of the Stockholder Group shall not, and shall cause each of their respective Representatives not to, in each case, directly or indirectly, in whole or in part, in any manner:

(a) acquire, offer or seek to acquire, agree to acquire or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis or pursuant to an Extraordinary Transaction approved by the Board), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company (other than through a broad-based market basket or index fund) or any voting rights decoupled from the underlying voting securities which would result in the Stockholder Group owning, controlling or otherwise having any beneficial or other ownership interest of, in the aggregate, more than four and nine tenths percent (4.9%) of the shares of Common Stock outstanding at such time;

(b) (i) nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected, except as expressly permitted by Section 2; (ii) initiate, knowingly encourage or participate in any solicitation of proxies, consents or consent revocations in respect of any election contest or removal contest with respect to the Company’s directors; (iii) submit, initiate, make or be a proponent of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) initiate, knowingly encourage or participate in any solicitation of proxies, consents or consent revocations in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; (v) call or seek to call, or request to call, alone or in concert with others, any Stockholder Meeting, whether or not such a meeting is permitted by the Company’s Charter or Bylaws, or any town hall meeting or similar meeting, or initiate, knowingly encourage or participate in any stockholder action by written consent; or (vi) initiate, knowingly encourage or participate in any “withhold” or similar campaign with respect to any proposal for consideration at, or other business brought before, any Stockholder Meeting;

(c) form, join or in any way participate in or with any group or agreement of any kind with respect to any voting securities of the Company, including through coordination on social media with any stockholder of the Company outside of the Stockholder Group or in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting, other than solely with members of the Stockholder Group;

(d) deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof, other than (i) such voting trust, arrangement or agreement solely among members of the Stockholder Group, (ii) depositing securities in customary brokerage accounts, prime brokerage accounts and similar accounts and (iii) as otherwise in accordance with this Agreement;

(e) seek publicly, alone or in concert with others, to amend any provision of the Governance Documents;

(f) demand an inspection of the Company’s books and records;

(g) publicly make any proposal with respect to, or make any statement or otherwise seek to encourage, advise or assist any person with respect to any proposals or statements related to: (i) any change in the composition, number or term of directors serving on the Board or the filling of any vacancies on the Board, (ii) any change in the capitalization or dividend policy or share repurchase programs or practices of the Company, (iii) any other change in the Company’s management, governance, corporate structure, business, operations, strategy, affairs or policies, (iv) the listing of a class of securities of the Company on any securities exchange, or (v) the eligibility of a class of equity securities of the Company for registration pursuant to Section 12(b) of the Exchange Act, in each case except as expressly permitted by Section 2 of this Agreement;

(h) publicly disclose any vote, delivery of consents or consent revocations, or failure to deliver consents or consent revocations, as applicable, by members of the Stockholder Group against the voting recommendations of the Board in connection with a Stockholder Meeting (other than in connection with an Extraordinary Transaction, if any);

(i) initiate, make, offer, propose to effect or in any way participate, directly or indirectly, any Extraordinary Transaction or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter;

(j) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek to effect, offer or propose to effect, cause or participate in, any Extraordinary Transaction;

(k) enter into any negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action that is prohibited under this Section 4, or otherwise take or cause any action inconsistent with any of the foregoing;

(l) publicly make or in any way publicly advance any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement; or

(m) take any action challenging the validity or enforceability of this Section 4 or this Agreement unless the Company is challenging the validity or enforceability of this Agreement;

provided, however, that the restrictions in this Section 4 shall not prohibit or restrict the Stockholder Group or its Representatives, or any member of the Stockholder Group or any of their respective Representatives, from (A) making any factual statement or public disclosure to the extent required by applicable legal process, subpoena or legal requirement to any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of voluntary action by the Stockholder Group or its Representatives), (B) making any private or confidential communication to or with the Board, any officer or director of the Company, or legal counsel, public relations advisor, or proxy solicitor of the Company that is not intended to, and would not reasonably be expected to, trigger or require any public disclosure of such communications for any of the parties, or (C) tendering shares, receiving payment for shares or otherwise participating in any transaction approved by the Board on the same basis as the other stockholders of the Company, subject to the other terms of this Agreement. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to limit the exercise in good faith by the New Director of his or her fiduciary duties in his or her capacity as a director of the Company.

5. Mutual Non-Disparagement. Prior to the Termination Date, each party (including, for purposes of this Section 5, each member of the Stockholder Group) hereby covenants and agrees that it shall not, and shall cause its respective Representatives not to, without the prior written consent of the other party, make any public statement or comment, in any forum, in a manner that criticizes, undermines, disparages, attempts to discredit, calls into disrepute or otherwise reflects detrimentally on the other party or its Affiliates, the other party’s or its Affiliates’ current or former directors in their capacity as such, the other party’s or its Affiliates’ officers or employees in their capacity as such (including any current officer of a party or a party’s Affiliates or subsidiaries who no longer serves in such capacity following the execution of this Agreement), or any of their businesses, products or services. Each party covenants and agrees that it shall inform any current Representative who ceases to be a Representative prior to the Termination Date of their obligations under this Section 5, and instruct such person to comply with such obligations. A statement in breach of this Section 5 shall only be deemed to be made by the Company if made by a member of the Board or senior management team, in each case authorized to make such statement. The restrictions in this Section 5 shall not (a) apply (i) to any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required or (ii) to any disclosure that such party reasonably believes, after consultation with counsel, to be legally required by applicable law, rules or regulations, in each case of clause (i) or (ii), solely to the extent that such restrictions would require a violation of the applicable requirement; or (b) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder. The limitations set forth in this Section 5 shall not prevent any party from responding to any public statement made by the other party of the nature described in this Section 5 if such statement by the other party was made in breach of this Agreement.

6. No Litigation. Each party (including, for purposes of this Section 6, each member of the Stockholder Group) hereby covenants and agrees that, prior to the Termination Date, it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, threaten, initiate or pursue, or assist any other person to encourage, threaten, initiate or pursue, any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against the other party or any of its Representatives, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement and (b) in response to a Legal Proceeding permitted by the foregoing clause (a), counterclaims to remedy a breach of or to enforce this Agreement. Each party represents and warrants that neither it nor any Representative or assignee has filed any lawsuit against the other party.

7. Public Statements; SEC Filings.

(a) The Company shall issue a mutually agreeable press release (the “Press Release”) announcing this Agreement in the form attached hereto as Exhibit A. The Company shall take reasonable steps to issue the Press Release by no later than 9:30 a.m. Eastern Time on the first Business Day following the date of this Agreement; provided, the timing of the issuance of the Press Release shall be at the sole discretion of the Company. Prior to the issuance of the Press Release, neither the Company nor the Stockholder Group (including any member thereof) shall issue any press release or make a public announcement, statement or comment regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party, except as required by law.

(b) No later than four (4) Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K, setting forth a brief description of the terms of this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Company shall provide the Stockholder Group with a reasonable opportunity to review and comment on such Form 8-K prior to filing it with the SEC and consider in good faith any comments of the Stockholder Group.

8. Affiliates and Associates. Each party (including, for purposes of this Section 8, each member of the Stockholder Group) shall instruct its Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate or Associate. A breach of this Agreement by an Affiliate or Associate of a party, if such Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate were a party to the same extent as a party to this Agreement.

9. Representations and Warranties.

(a) Each member of the Stockholder Group, severally and not jointly, represents and warrants that such member has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the actions and transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by such member, constitutes a valid and binding obligation and agreement of such member and is enforceable against such member in accordance with its terms. Each member of the Stockholder Group, severally and not jointly, represents that the execution of this Agreement, the consummation of any of the actions and transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of, the organizational documents of any member as currently in effect, the execution, delivery and performance of this Agreement by it does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound.

(b) Each member of the Stockholder Group, severally and not jointly, represents and warrants that, as of the date of this Agreement, (i) it beneficially owns the number of shares of Common Stock set forth next to its name on Exhibit B and (ii) it has voting authority over such shares of Common Stock and owns no Synthetic Equity Interests or any Short Interests in the Company.

(c) The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles. The Company represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, and the execution, delivery and performance of this Agreement by the Company (i) does not and will not violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

10. Termination. This Agreement shall automatically terminate on the date (the “Termination Date”) that is the earlier of (x) thirty (30) days prior to the nomination deadline under the Bylaws for the nomination of director candidates for election to the Board at the 2027 Annual Meeting and (y) seventy-five (75) days prior to the first anniversary of the 2026 Annual Meeting; provided, however, that the Termination Date shall be automatically delayed until the date that is the earlier of (x) thirty (30) days prior to the nomination deadline under the Bylaws for the nomination of director candidates for election to the Board at the 2028 Annual Meeting of Stockholders of the Company and (y) seventy-five (75) days prior to the first anniversary of the 2027 Annual Meeting if the Company notifies the Stockholder Group and the New Director in writing at least thirty (30) days prior to the initial Termination Date that the Board has irrevocably offered to renominate the New Director for election at the 2027 Annual Meeting. After the termination of this Agreement, this Agreement shall forthwith become null and void. Notwithstanding the foregoing, this Section 10 (Termination), Section 11 (Expenses), Section 12 (Notices), Section 13 (Governing Law; Jurisdiction; Jury Waiver), Section 14 (Specific Performance), Section 15 (Certain Definitions and Interpretations), and Section 16 (Miscellaneous) shall survive the termination of this Agreement. No termination of this Agreement shall relieve either party from liability for any breach of this Agreement prior to such termination.

11. Expenses. The Company shall reimburse the Stockholder Group for reasonable and documented out-of-pocket fees and expenses (including attorneys’ fees) incurred by the Stockholder Group in connection with the 2026 Annual Meeting, its engagement with the Company and the negotiation and execution of this Agreement and the matters related thereto; provided, however, that such reimbursement shall not exceed $650,000 in the aggregate.

12. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one (1) Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company: Vaxart, Inc. 310 Utah Avenue, Suite 150 South San Francisco, California 94080 Attn: Edward B. Berg, Senior Vice President and General Counsel Email: [***]	with mandatory copies (which shall not constitute notice) to: Goodwin Procter LLP 620 Eighth Avenue New York, New York 10018 Attn: Leonard Wood Email: leonardwood@goodwinlaw.com

If to the Stockholder Group: [***] [***] Attention: Daniel P. Houle Email: [***]	with mandatory copies (which shall not constitute notice) to: Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, New York 10019 Attn: Ryan Nebel Email: rnebel@olshanlaw.com

13. Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall lie in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested in the Federal courts of the United States, the Federal courts sitting in the State of Delaware, and any appellate court in any such state or Federal court system, respectively. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to the personal jurisdiction of any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party consents to accept service of process in any such Legal Proceeding by (a) in the case of the Company, service of a copy thereof upon either its registered agent in the State of Delaware or the Secretary of State of the State of Delaware, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 12, and (b) in the case of the Stockholder Group, by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 12. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

14. Specific Performance. Each party to this Agreement (including, for purposes of this Section 14, each member of the Stockholder Group) acknowledges and agrees that a non-breaching party would be irreparably injured by an actual breach of this Agreement by another party or their Representatives and that monetary remedies may be inadequate to protect a non-breaching party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if another party or any of such party’s Representatives breaches or threatens to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

15. Certain Definitions and Interpretations.

As used in this Agreement:

(a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that after the date hereof become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or the Stockholder Group, as applicable; provided, further, that, for purposes of this Agreement, the Stockholder Group shall not be an Affiliate or Associate of the Company and the Company shall not be an Affiliate or Associate of the Stockholder Group;

(b) the terms “beneficial ownership,” “group,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act;

(c) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or obligated to be closed by applicable law;

(d) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(e) the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, restructuring or other similar corporate transaction with a third party that, in each case, results in a change in control of the Company or the sale, lease or exchange of all or substantially all of its property and assets;

(f) the term “Net Long Position” means such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis; provided that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote other than as a result of being in a margin account, or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares; and the terms “person” or “persons,” for purposes of the meaning of the term “Net Long Position,” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, associate, organization or other entity of any kind or nature;

(g) the term “Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, agents and other representatives (including counsel and advisors) acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates;

(h) the term “SEC” means the U.S. Securities and Exchange Commission;

(i) the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities;

(j) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof;

(k) the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions is determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and

(l) the term “Third Party” means any person that is not a party, a member of the Board, a director or officer of the Company or legal counsel to any party.

In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

16. Miscellaneous.

(a) This Agreement contains the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, between or among the parties with respect to the subject matter hereof; provided, however, that the confidentiality agreement entered into between the Company and Mr. Houle, dated June 11, 2026, shall continue to be in effect to the extent of, and in accordance with, its terms.

(b) This Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

(c) This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(d) Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f) Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(g) This Agreement may be executed in one (1) or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h) Each of the parties (including each individual member of the Stockholder Group) acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel.

(i) The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

COMPANY:			STOCKHOLDER GROUP:

VAXART, INC.

By:	/s/ W. Mark Watson		/s/ Daniel P. Houle
Name:	W. Mark Watson		Daniel P. Houle
Title:	Lead Independent Director
/s/ Mark Silverberg
Mark Silverberg, DDS, MD

/s/ Matthew M. Wallace
Matthew M. Wallace, MD

/s/ Patrice Raffy
Patrice Raffy

/s/ Marc Eustace Pereira
Marc Eustace Pereira

Q3 NOMINEES PTY LTD.

		By:	/s/ Marc Eustace Pereira
Marc Eustace Pereira
		Title:	Managing Director

 EXHIBIT A

Form of Press Release

Vaxart Enters Cooperation Agreement with Stockholder Group and Announces Board and Corporate Governance Enhancements

Company to Appoint Mutually Agreed Upon Independent Director; Forms Stockholder Engagement and Clinical and Regulatory Affairs Committees

Stockholder Group Withdraws Director Nominations

SOUTH SAN FRANCISCO, Calif., July 1, 2026 -- Vaxart, Inc. (OTCQX: VXRT) (“Vaxart” or the “Company”), a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform, today announced a resolution to the proxy contest in connection with the Company’s 2026 Annual Meeting of Stockholders, reflecting a commitment to value creation, strong corporate governance and constructive engagement with stockholders.

Vaxart will initiate a search for an additional independent director to be conducted within 90 days of the conclusion of the 2026 Annual Meeting. Pursuant to a cooperation agreement between the Company and stockholders Daniel P. Houle, Mark Silverberg, DDS, MD, Matthew M. Wallace, MD, Patrice Raffy, Marc Eustace Pereira and Q3 Nominees Pty Ltd. (the “Stockholder Group”), the Company will work with the Stockholder Group to identify a mutually agreeable candidate to be appointed to the Board. The Stockholder Group has also agreed under the cooperation agreement to withdraw the director nominations of Mr. Houle, Dr. Silverberg and Dr. Wallace in connection with the 2026 Annual Meeting.

The cooperation agreement additionally provides for the formation of a Stockholder Engagement Committee and a Clinical and Regulatory Affairs Committee, Board committee refreshment, including the selection of new chairs for the Nominating and Governance and Compensation Committees, the adoption of director stock ownership and resignation policies, as well as certain customary standstill, voting, engagement and other provisions.

“Vaxart is approaching a series of important value-inflection milestones, and these actions enable the Company to move forward with a unified focus on executing its strategy,” said W. Mark Watson, Lead Independent Director of Vaxart’s Board. “We appreciate the constructive dialogue with the Stockholder Group toward our shared goal of creating value and are pleased to resolve our proxy contest so we can dedicate our full resources and attention to advancing our pipeline with stockholder interests in mind. We believe these governance enhancements will reinforce the continuity of experienced oversight needed as Vaxart enters its next phase of growth.”

The Stockholder Group commented, “We are pleased to have reached an agreement that enhances Vaxart’s corporate governance and engagement with stockholders. We have long believed in the potential of Vaxart’s science and differentiated oral vaccine platform. The actions announced today strengthen Board oversight and accountability and give us confidence that Vaxart is positioned to unlock significant value for stockholders.”

The cooperation agreement will be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

Goodwin Procter LLP and Thompson Hine LLP are serving as legal advisors and Joele Frank, Wilkinson Brimmer Katcher is serving as strategic communications advisor to Vaxart. Olshan Frome Wolosky LLP is serving as legal advisor to the Stockholder Group.

About Vaxart

Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using pills that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary pill vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the Company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include pill vaccines designed to protect against coronavirus, norovirus, and influenza, as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” provisions created by those sections, that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Vaxart’s strategy, prospects, plans and objectives, results from preclinical and clinical trials, commercialization agreements and licenses, and beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “should,” “believe,” “could,” “potential,” “will,” “expected,” “anticipate,” “plan,” “target,” “seek,” “intend,” “may,” “predict,” “project,” “would,” and other words and terms of similar meaning. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including uncertainties inherent in research and development and other risks and uncertainties described in the “Risk Factors” sections of Vaxart’s most recent Annual Report on Form 10-K, as amended, and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. Vaxart undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Important Additional Information and Where to Find It

Vaxart has filed a definitive proxy statement and form of white proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for the 2026 Annual Meeting of Stockholders (the “Annual Meeting”). Stockholders are able to obtain the Company’s proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the Company’s website at https://investors.vaxart.com/financials-filings/sec-filings.

Investor Contact

Michael Fein

Campaign Management

(855) 264-1527

Media Contact

Aaron Palash / Adam Pollack

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

EXHIBIT B

Ownership

Name	Beneficial Ownership
Daniel P. Houle	15,622 shares of Common Stock directly beneficially owned

Mark Silverberg, DDS, MD	236,000 shares of Common Stock directly beneficially owned

Matthew M. Wallace, MD	840,021 shares of Common Stock directly beneficially owned

Patrice Raffy	334,000 shares of Common Stock directly beneficially owned

Q3 Nominees Pty Ltd.	89,700 shares of Common Stock directly beneficially owned

Marc Eustace Pereira	89,700 shares of Common Stock beneficially owned (consisting of the shares of Common Stock owned directly by Q3 Nominees Pty Ltd.)